Rule 10f-3 Report
(acquisition of Securities During Affiliated Underwritings)


Name of Fund:  MSIT Growth Stock Fund


 1  Issuer:  Ziff Davis, Inc
 2  Date offering commenced:  4\28\98
 3  Date of Purchase:  4\28\98
 4  Underwriter from whom purchased:  Morgan Stanley.
 5  Name of affiliated underwriter managing or participating in syndicate:
Stephens Inc.
 6  Aggregate principal amount of offering:  $350,920,000
 7  Aggregate principal amount purchased by Fund:  $465,000
 8  Purchase price per share (net of fees and expenses):  $15.50
 9  Total commission, spread or profit:  $4,650.00

10 Have the following conditions been satisfied?
a.   The securities to be purchased are either.....
 I. Part of an issue registered under the Securities Act of 1933 which is being offered to the public.
II. "Municipal securities" as defined in Section 3(a) (29) of the Securities Exchange Act of 1934.
YES                        NO

b. With respect to any issue of securities other than municipal securities, the issuer of such securities has been in continuous operation for at least three years (including predecessors); or as relates to municipal securities, (I.) the issue of securities has
received an investment grade rating from at least one nationally recognized statistical rating organization, or, (II.) if the issuer
or entity supplying the revenues from which the issue is to be paid has been in existence less than three years (including any
predecessors), it has received one of the three highest ratings from at least on nationally recognized statistical rating
organization.
YES                        NO

c. The purchase price paid did not exceed the public offering price and the securities were purchased not later than the close of the first full business day after the first day of the offering (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
YES                        NO

d.       The underwriting was a firm commitment underwriting?
YES                        NO

e. The commission, spread or profit received by the principal underwriter was reasonable and fair in relation to that received by others for underwriting similar securities during a comparable period of time.
YES                        NO

f. The amount of securities purchased by all of the investment companies advised by Wells Fargo Bank (Adviser or Sub-Adviser)
did not exceed 25% of the principal amount of the offering.
YES                        NO

g. No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction?
YES                        NO

h. With respect to municipal securities, were any purchases of such securities designated as group sales or otherwise allocated to the account of an affiliated underwriter.
YES                        NO